Exhibit 99.1
Masimo Reports Second Quarter 2016 Financial Results
Q2 2016 Highlights (compared to Q2 2015):

■	Total revenue, including royalties, rose 10.9% to $172.6 million
■	Product revenue rose 11.5% to $164.6 million
■	Masimo rainbow® revenue rose 10.6% to $14.9 million
■	45,300 SET® and rainbow® SET® oximeters were shipped
■	GAAP net income of $30.0 million, or $0.57 per diluted share versus $19.4 million, or $0.36 per diluted share in the year-ago period
Irvine, California, August 3, 2016 - Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended July 2, 2016.
Second quarter 2016 product revenues rose 11.5% to $164.6 million, compared to $147.6 million for the second quarter of fiscal year 2015, and total revenue, including royalties, rose 10.9% to $172.6 million, up from $155.7 million for the second quarter of fiscal year 2015.
The company’s worldwide direct product revenue in the second quarter of 2016 rose by 12.7% compared to the same period in 2015 and represented 85.6% of product revenue. OEM sales, which accounted for 14.4% of product revenue, rose by 5.1% to $23.7 million in the second quarter of 2016 compared to the same period in 2015. Revenue from sales of Masimo rainbow® products rose by 10.6% to $14.9 million in the second quarter of 2016, compared to the same period in 2015.
GAAP net income for the second quarter of 2016 was $30.0 million, or $0.57 per diluted share, compared to GAAP net income of $19.4 million, or $0.36 per diluted share, in the second quarter of 2015. Included in the second quarter 2016 earnings per share was $0.08 per diluted share related to the impact of the new stock option gain accounting rule, ASU 2016-09. During the second quarter of 2016, the company shipped 45,300 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters, excluding handheld units. Masimo estimates its worldwide installed base as of July 2, 2016 to be 1,459,000 units, up 7.1% from 1,362,000 units as of July 4, 2015.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy with the stronger than anticipated fiscal second quarter sales growth which was the result of better than expected US and OUS sensor revenues. In addition, higher than projected gross profit margins and a continuation of our control over operating expenses have allowed us to deliver better than expected operating income. As a result, we are once again increasing our full year 2016 financial guidance.”
As of July 2, 2016, total cash and cash investments were $116.1 million compared to $132.3 million as of January 2, 2016. During the six month period ended July 2, 2016, the company generated $56.7 million in cash from operations and received $19.0 million in proceeds from stock option exercises. During the same six month period, the company repurchased 1.5 million shares at total cost of $63.4 million and made $10.0 million in repayments on the company’s line-of-credit.
2016 Financial Guidance
Masimo today is updating its 2016 financial guidance. Masimo now expects fiscal 2016 total revenues to be approximately $689 million, up from $677 million. Total fiscal 2016 product revenues are now expected to be approximately $658 million, up from $647 million, while royalty revenues are now expected to be $31 million, up from $30 million. Masimo now also expects its fiscal 2016 GAAP earnings per diluted share to be $2.01, up from $1.83. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 52627919. After the live webcast, the call will be available on Masimo’s website through August 17, 2016. In addition, a telephonic replay of the call will be available through August 31, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 52627919.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and more recently, Pleth Variability Index (PVI®) and Oxygen Reserve Index (ORI™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2016 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	July 2, 2016	January 2, 2016
ASSETS
Current assets
Cash and cash equivalents	$116,055	$132,317
Accounts receivable, net of allowance for doubtful accounts	84,805	80,960
Inventories	62,312	62,038
Prepaid income taxes	9,803	2,404
Other current assets	22,995	21,423
Total current assets	295,970	299,142
Deferred cost of goods sold	73,362	71,718
Property and equipment, net	133,037	132,466
Intangible assets, net	28,264	27,556
Goodwill	20,384	20,394
Deferred tax assets	39,410	44,320
Other assets	12,256	6,139
Total assets	$602,683	$601,735
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$30,710	$25,865
Accrued compensation	33,956	38,415
Accrued liabilities	26,781	44,222
Income taxes payable	2,304	2,777
Deferred revenue	26,622	21,280
Current portion of capital lease obligations	75	74
Total current liabilities	120,448	132,633
Deferred revenue	219	298
Long term debt	175,001	185,071
Other liabilities	11,866	8,021
Total liabilities	307,534	326,023
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	49	50
Treasury stock	(404,276)	(340,873)
Additional paid-in capital	357,766	332,417
Accumulated other comprehensive loss	(4,549)	(4,739)
Retained earnings	346,159	288,560
Total Masimo Corporation stockholders’ equity	295,149	275,415
Noncontrolling interest	—	297
Total equity	295,149	275,712
Total liabilities and equity	$602,683	$601,735

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Revenue:
Product	$164,607	$147,612	$327,897	$294,969
Royalty	8,029	8,114	15,906	15,294
Total revenue	172,636	155,726	343,803	310,263
Cost of goods sold	57,501	52,825	114,455	104,257
Gross profit	115,135	102,901	229,348	206,006
Operating expenses:
Selling, general and administrative	63,888	61,666	126,399	122,465
Research and development	14,818	13,394	29,183	28,323
Total operating expenses	78,706	75,060	155,582	150,788
Operating income	36,429	27,841	73,766	55,218
Non-operating income (expense)	471	(1,125)	969	(972)
Income before provision for income taxes	36,900	26,716	74,735	54,246
Provision for income taxes	6,877	8,020	17,135	15,728
Net income including noncontrolling interest	30,023	18,696	57,600	38,518
Net loss attributable to the noncontrolling interest	—	655	—	1,356
Net income attributable to Masimo Corporation stockholders	$30,023	$19,351	$57,600	$39,874

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.61	$0.38	$1.17	$0.77
Diluted	$0.57	$0.36	$1.10	$0.74

Weighted-average shares used in per share calculations:
Basic	49,256	51,300	49,340	51,993
Diluted	52,703	53,675	52,404	53,908
The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Cost of goods sold	$56	$70	$147	$191
Selling, general and administrative	2,527	2,019	4,774	4,067
Research and development	594	446	1,283	1,171
Total	$3,177	$2,535	$6,204	$5,429

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Six Months Ended
	July 2, 2016	July 4, 2015
Cash flows from operating activities:
Net income including noncontrolling interest	$57,600	$38,518
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	8,132	7,697
Stock-based compensation	6,204	5,429
Loss on disposal of property, equipment and intangibles	401	252
Gain on deconsolidation of variable interest entity	(273)	—
Provision for doubtful accounts	(51)	162
Provision for deferred income taxes	5,001	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,739)	(3,121)
Increase in inventories	(297)	(2,060)
(Increase) decrease in deferred cost of goods sold	(1,566)	1,987
Increase in prepaid income taxes	(7,462)	(5,852)
Increase in other assets	(6,596)	(4,892)
Increase (decrease) in accounts payable	8,084	(7,378)
Decrease in accounts payable to related party	(1,092)	—
Decrease in accrued compensation	(3,937)	(4,271)
(Decrease) increase in accrued liabilities	(12,534)	3,805
Decrease in income tax payable	(322)	(2,147)
Increase in deferred revenue	5,263	836
Increase (decrease) in other liabilities	3,875	(342)
Net cash provided by operating activities	56,691	28,623
Cash flows from investing activities:
Purchases of property and equipment, net	(10,734)	(24,672)
Increase in intangible assets	(1,349)	(2,589)
Reduction in cash resulting from deconsolidation of variable interest entity	(763)	—
Net cash used in investing activities	(12,846)	(27,261)
Cash flows from financing activities:
Borrowings under line of credit	45,000	65,000
Repayments on line of credit	(55,000)	(12,500)
Debt issuance costs	(621)	—
Repayments of capital lease obligations	(69)	(77)
Proceeds from issuance of common stock	18,997	15,178
Payroll tax withholdings on behalf of employees for stock options	—	(472)
Repurchases of common stock	(68,218)	(81,700)
Issuance of equity by noncontrolling interest, net of equity issued	—	3
Net cash used in financing activities	(59,911)	(14,568)
Effect of foreign currency exchange rates on cash	(196)	(1,850)
Net decrease in cash and cash equivalents	(16,262)	(15,056)
Cash and cash equivalents at beginning of period	132,317	134,453
Cash and cash equivalents at end of period	$116,055	$119,397